Exhibit 10.4

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

January 3, 2025

by and among

OUTSET MEDICAL, INC.

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

PERCEPTIVE CREDIT HOLDINGS IV, LP,

as the Initial Lender and Administrative Agent

U.S. $125,000,000

1

i

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Note
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information and Collateral Certificate
Exhibit H	-	Form of Closing Date Certificate
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Intercompany Subordination Agreement
Exhibit K	-	Form of Warrant Certificate

v

CREDIT AGREEMENT AND GUARANTY

Credit Agreement and Guaranty, dated as of January 3, 2025 (this “Agreement”), among Outset Medical, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties hereto, Perceptive Credit Holdings IV, LP, a Delaware limited partnership (the “Initial Lender”), and each other lender that may from time to time become a party hereto (each, including the Initial Lender, together with their permitted successors and assigns, a “Lender” and collectively, the “Lenders”) and Perceptive Credit Holdings IV, LP, a Delaware limited partnership, as the administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Initial Lender provide a senior, secured, delayed-draw term loan facility to the Borrower in an aggregate principal amount of $125,000,000 (with $100,000,000 to be available on the Closing Date and up to an additional $25,000,000 to be available on or prior to July 14, 2027, in each case subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6); and

WHEREAS, the Initial Lender is willing, on the terms and subject to the conditions set forth herein, to make the Loans to the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Account Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one or more Obligors and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, in order to give the Administrative Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Act” has the meaning set forth in Section 14.20.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of Equity Interests or other assets, or similar transaction having the same effect as any of the foregoing, (i) acquires any division, line of business or all or substantially all of the assets of any Person, (ii) acquires control of Equity Interests of a Person representing more than 50% of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, if the business affairs of such Person are managed by a Board, or (iii) acquires control of more than 50% of the Equity Interests in any Person (determined on a fully-diluted basis) engaged in any business that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) (i) the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required for the Borrower or any Subsidiary to conduct its Product Development and Commercialization Activities; or (ii) the failure of any such Regulatory Approval to be valid or otherwise effective and in full force and effect;

(b) (i) the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority, any required notice, report, registration, listing, application or similar document, instrument, notice or report, including any such requirement pursuant to 21 U.S.C. 350a or 21 C.F.R. Parts 106 or 107, and any field alert or other report of any adverse experience (each a “Regulatory Filing”) with respect to any Product or Product Development and Commercialization Activity or (ii) if filed, the failure of any such Regulatory Filing (at the time of such filing) to be complete, correct and in compliance with the applicable Law requiring such Regulatory Filing to be made;

(c) in connection with any clinical, pre-clinical, safety or other studies or tests being conducted by (or on behalf of) the Borrower or any of its Subsidiaries for purposes of obtaining any Regulatory Approval for any Product or any Product Development and Commercialization Activities, (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in compliance with any applicable Law, Regulatory Approval or Product Standard; (ii) the failure of any related manufacturing, test or clinical trial site to be monitored by the Borrower or any of its Subsidiaries in compliance with any applicable Law, Regulatory Approval or Product Standard; or (iii) the receipt by the Borrower or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority or IRB having regulatory oversight of the Borrower or any of its Subsidiaries, which notice requires the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d) the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives from the FDA or any other Regulatory Authority any inspection report, warning letter or notice or similar document with respect to any Product or any Product Development and Commercialization Activities that asserts (i) that such Person lacks a required Regulatory Approval or Regulatory Filing with respect to such Product or Product Development and Commercialization Activity; or (ii) a lack of compliance with any applicable Laws, Product Standards or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that the FDA or such other Regulatory Authority has commenced any regulatory action, investigation or inquiry (other than routine or periodic inspections or reviews) with respect to any Product or any Product Development and Commercialization Activities;

(e) with respect to any Product or Product Development and Commercialization Activities, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing facility or operation, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of the FDA or any other any Regulatory Authority, or through the voluntary action of the Borrower or any of its Subsidiaries, (ii) the FDA or any other Regulatory Authority commences any criminal, injunctive, seizure, detention or civil penalty action or (iii) the Borrower or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with the FDA or any other Regulatory Authority with respect to any of the foregoing.

“Affected Lender” has the meaning set forth in Section 2.06(a).

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to any Lender, “Affiliate” shall include any Related Fund of such Lender.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means 8.00% per annum, as potentially increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means, as the context may require, either the borrowing of the Initial Loan on the Closing Date or the borrowing of the Delayed Draw Loan on the Delayed Draw Date.

“Borrowing Date” means, with respect to the Initial Loan, the Closing Date, and with respect to the Delayed Draw Loan, the Delayed Draw Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on the date of this Agreement (without giving effect to the adoption of ASU No. 2016-02, Leases (Topic 842)), whether or not such operating leases were in effect on such date, shall continue to be treated as operating leases (and not capital leases) for purposes of determining the amount of any Indebtedness under this Agreement, regardless of any change in GAAP or the application of GAAP by the Borrower after the date of this Agreement that would otherwise require such leases to be recharacterized as capital leases or finance leases.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acting jointly or otherwise in concert of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) the sale, conveyance or disposal of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole or (iii) so long as any Subsidiary is a Subsidiary Guarantor or is required to be a Subsidiary Guarantor hereunder, the Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of such Subsidiary (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law); provided that, to the extent otherwise expressly permitted pursuant to Section 9.03, this clause (iii) shall not prevent or prohibit any merger, amalgamation, consolidation, dissolution or liquidation (x) of Subsidiaries of the Borrower into the Borrower so long as the Borrower is the surviving corporation or (y) of Subsidiaries of the Borrower into Subsidiary Guarantors of the Borrower so long as such Subsidiary Guarantor is the surviving entity and the requirements of this clause (iii) are satisfied with respect to such surviving Subsidiary Guarantor. For the avoidance of doubt, the Specified Equity Offering shall not constitute a Change of Control.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04) and on which the Loans are to be made to the Borrower.

“Closing Date Certificate” has the meaning set forth in Section 6.01(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any property in which a Lien is purported to be granted under any of the Security Documents (or all such property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitments on the date of this Agreement equal $125,000,000.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Conforming Changes” means, with respect to either the use or administration of One-Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02(e) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, documents, commitments, entitlements or engagements pursuant to which a Person has, or will have, any actual or contingent obligations or liabilities (in each case, whether express or implied). “Contractual” has a meaning correlative thereto.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” is defined in the Security Agreement.

“Cure Notice” has the meaning set forth in Section 10.03(a).

“Cure Election Date” has the meaning set forth in Section 10.03(a).

“Cure Expiration Date” has the meaning set forth in Section 10.03(b).

“Cure Right” has the meaning set forth in Section 10.03.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that (i) has failed to perform any of its funding obligations in respect of its Commitment to make Loans hereunder, within three Business Days of the date required to be funded by it hereunder, (ii) has notified the Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has, or has a direct or indirect parent company that has, (x) become the subject of an Insolvency Proceeding, (y) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (z) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender (or any direct or indirect parent company) thereof by a Governmental Authority.

“Delayed Draw Certificate” has the meaning set forth in Section 6.02(b).

“Delayed Draw Date” means the date of the making of the Delayed Draw Loan hereunder, which shall be no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied.

“Delayed Draw Loan” means the term loan made by the Lenders on the Delayed Draw Date in an aggregate principal amount not to exceed $25,000,000.

“Deposit Account” is defined in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Signatory” means a senior finance officer of the Borrower designated by a Responsible Officer and reasonably acceptable to the Administrative Agent (provided that the VP Controller who directly reports to the Chief Financial Officer of the Borrower shall be an acceptable Designated Signatory). As of the Closing Date, the Designated Signatory shall be John Geraci, VP Corporate Controller.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item that (i) is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes; provided that any component or part of, or accessory to, a Device alone shall not constitute a Device or a Product for purpose of the Loan Documents.

“Device Marketing Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any pre-market notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking authorization from the FDA to commercially market a Device, or any corresponding foreign application in any other jurisdiction, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Administrative Agent.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the Laws of the United States, any State of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Related Fund or other investment Fund that invests in loans, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally engaged in the business of managing investments or holding assets for investment purposes; provided that the term Eligible Transferee shall not include a “vulture” or distressed debt fund or any Person (a “Competitor”) that produces, markets or sells, or develops a program to market or sell, a product in direct competition with the Borrower; provided, further, that, for purposes hereof, the term “Competitor” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with a Person that would otherwise qualify as a Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries.

“Environmental Law” means any federal, state, provincial or local law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), representing equity ownership or participation of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and Losses of, or distributions of property of, such Person. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section

4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof with respect to a Title IV Plan; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof would incur liability that would reasonably be expected to cause any of the Obligors to have a Material Adverse Effect; (xiii) a material violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof would incur liability that would reasonably be expected to have a Material Adverse Effect; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material Claim (other than routine Claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits other than as required by applicable Laws which would materially increase the liability of any Obligor or any Subsidiary thereof.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, with respect to any currency, the rate of exchange at which the Administrative Agent could purchase such currency on a certain Business Day with another currency at the buying spot rate of exchange in the New York foreign exchange market on such Business Day.

“Excluded Account” means (i) Deposit Accounts of the Borrower or any of its Subsidiaries used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (ii) Deposit Accounts and Securities Accounts of any Excluded Subsidiary, and (iii) escrow accounts, trust accounts or cash collateral accounts subject to Permitted Liens described in Section 9.02(s).

“Excluded Subsidiary” means (a) any Subsidiary that is a Foreign Subsidiary, (b) any FSHCO, and (c) any Subsidiary of a Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that otherwise are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any withholding Taxes imposed under FATCA.

“Expense Deposit” means the “Expense Deposit” as such term is defined in the Summary of Terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Fee Letter” means the Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary if substantially all of its assets (whether held directly or through other Subsidiaries) consist of the Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02 and the definition of Capital Lease Obligations, all references to “GAAP” shall be to GAAP applied consistently.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, including the United States.

“Grantor” is defined in the Security Agreement.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such

Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of the obligee of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term “Guarantee” shall not include endorsements for collection in the ordinary course of business or customary indemnities or warranties.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is regulated as or deemed “hazardous” or “toxic” or words of like import under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor, regulating the manufacturing, labeling, promotion and provision of and payment for healthcare products, items and services, including Health Insurance Portability and Accountability Act of 1996, as amended, Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; Section 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; the FD&C Act and its applicable implementing regulations (including with respect to Good Manufacturing Practices, device labeling regulations and all other applicable medical Device regulations pursuant to 21 C.F.R. Part 801 et seq.); all rules and regulations with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); and all rules and regulations promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of a United States Investigational Device Exemption in countries, jurisdictions or Governmental Authorities outside of the United States, (iv) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than 180 days past due), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business, (xii) any Disqualified Equity Interests of or issued by such Person and (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, accrued or accruing and unpaid dividends shall not constitute Indebtedness.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information and Collateral Certificate” means an Information and Collateral Certificate, dated as of the Closing Date, substantially in the form of Exhibit G.

“Initial Lender” has the meaning set forth in the introduction hereto.

“Initial Loan” means the term loan made by the Initial Lender on the Closing Date in an aggregate principal amount not to exceed $100,000,000.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include, without limitation, all:

(a) applications or registrations relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means any Intercompany Subordination Agreement executed and delivered by each Obligor and each of their Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit J.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date thereof and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) four percent (4.00%).

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, by means of (i) the purchase or other acquisition of Equity Interests or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest (or similar equity participation) in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees any Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance hereunder or under any other Loan Document, the amount of any Investment shall be the amount actually invested, net of any realized return, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person, after due inquiry.

“Landlord Consent” means a landlord consent substantially in the form of Exhibit E to the Security Agreement.

“Law” means any U.S., international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable determination, order, injunction or judgment of any applicable arbitrator, court, or other Governmental Authority, administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means, collectively, the Initial Lender, any of its assignees that have executed an Assignment and Assumption pursuant to Section 14.05(b), any assign of any such assignee that has executed an Assignment and Assumption, as well as any successor entities of any of the foregoing Persons.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, easement, right-of-way, adverse claim with respect to ownership or possession or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loans” means, collectively, the Initial Loan, the Delayed Draw Loan, and any PIK Loan, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any Guarantee Assumption Agreement, any Information and Collateral Certificate, any Warrant Certificate, the Fee Letter, any Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, modified or otherwise supplemented.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, Contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of the Borrower’s common stock as reported for each of the thirty (30) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of the Borrower’s common stock trade on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of the Borrower’s common stock that are issued and outstanding on the date of the determination and listed on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Change” and “Material Adverse Effect” means any event, occurrence, fact, development or circumstance that has had a material adverse change in or material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance or property of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreements” means (i) each Product Agreement the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, (ii) each Contract listed in Schedule 7.14 to the Disclosure Letter, (iii) all other Contracts to which any Obligor is a party or a beneficiary from time to time, the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (iv) any other Contract directly or indirectly associated with contract manufacturing, distribution of Products and the payment of royalties by any Obligor to third parties (other than licenses for commercially available software, cloud and data services and enterprise management systems), in the case of clause (iv) only, that, during any period of twelve (12) consecutive months, is reasonably expected to result in payments or receipts (or expenditures) (including royalty, licensing or similar payments) made by or to the Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000. Notwithstanding the foregoing, in no event shall the term Material Agreement include (i) any sales or customer agreements, and employment agreements entered into in the ordinary course of business or (ii) prior to the Closing Date, the documents governing the Refinanced Debt so long as the Refinanced Debt is repaid in full on the Closing Date.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount thereof in other currencies).

“Material Intellectual Property” means, (i) all Obligor Intellectual Property described in Schedule 7.05(c) to the Disclosure Letter, and (ii) any other Obligor Intellectual Property, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof, (x) that is necessary or required for in connection with such Person’s Product Development and Commercialization Activities in the ordinary course as currently conducted or as currently contemplated to be conducted as of the date hereof, (y) the loss of which could reasonably be expected to result in a Material Adverse Effect or (z) has a fair market value in excess of $5,000,000.

“Material Regulatory Event” means an Adverse Regulatory Event that (i) individually has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $5,000,000 per occurrence, (ii) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $10,000,000 in the aggregate or (iii) has, directly or indirectly, resulted in a mandatory or voluntary recall of any Product that prevents the Borrower or its Subsidiaries from marketing or selling such Product in all end markets for a period in excess of sixty (60) consecutive days.

“Maturity Date” means the earliest to occur of (i) fifth (5th) anniversary of the Closing Date and (ii) the acceleration of the Obligations pursuant to Section 11.02; provided that, when used herein, the term “scheduled Maturity Date” means the date set forth in clause (i) above.

“Maximum Rate” has the meaning set forth in Section 14.22.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).

“Note” means a promissory note, in substantially the form attached hereto as Exhibit C, executed and delivered by the Borrower in accordance with Section 2.03.

“Notified Body” means an entity licensed, authorized or approved by an applicable Governmental Authority to assess and certify the conformity of a Device with the requirements of EU Directive 93/42/EEC concerning medical devices, and applicable harmonized standards.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations), any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest accruing under the Loan Documents, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document; provided that Warrant Obligations shall cease to be Obligations for purposes of this Agreement once all other Obligations (other than contingent obligations as to which no claims have been asserted) have been paid in full in cash.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-Month Term SOFR” means, the Term SOFR Reference Rate (expressed, as a decimal, rounded upwards, if necessary, to the nearest 1/100th of 1%) for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then One-Month Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Participant” has the meaning set forth in Section 14.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means (i) the last day of each Interest Period; provided that if such last day of any Interest Period is not a Business Day, then the Payment Date for such Interest Period will be the next succeeding day that is a Business Day, and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Law and in conformity with all applicable Governmental Approvals;

(c) in the case of the acquisition of all of the Equity Interests of such Person, (i) all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying Equity Interest required pursuant to any Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and (ii) there shall exist no event or circumstance that could reasonably be expected to prevent the Borrower or such acquiring Subsidiary from satisfying and completing all actions required pursuant to Section 8.12, to the extent applicable.

(d) such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same, related or complementary business or lines of business in which the Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar, related or complementary customer base as the Borrower and/or its Subsidiaries;

(e) on a pro forma basis after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f) the purchase price for such acquisition, when taken together with the purchase price for all other acquisitions consummated or effected since the Closing Date, in each case inclusive of any seller notes, deferred payment obligations or similar deferred payments, does not exceed $10,000,000 in the aggregate;

(g) with respect to any such acquisition, any Person acquired is a U.S. Subsidiary and any other assets acquired are located in the United States;

(h) the Borrower shall have provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of the consummation of any such acquisition, and upon the Administrative Agent’s request, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such acquisition; and

(i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to any contingent liabilities, earn-out payments or similar deferred purchase price obligations and prospective research and development costs associated with the Person or assets being acquired.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally Guaranteed by the United States or any agency or any State thereof having maturities of not more than two years from the date of acquisition, (ii) commercial paper maturing no more than one year after its creation and having one of the two highest ratings from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s, (iv) time Deposit Accounts, demand Deposit Accounts and certificates of deposit with any commercial bank or trust company of recognized standing having capital and surplus in excess of $250,000,000, (v) repurchase agreements entered into with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250,000,000, and (vi) money market funds publicly traded or regulated by a Governmental Authority at least 95% of the assets of which are invested in cash equivalents of the type described in clauses (i) through (iv) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness except by an amount equal to any accrued interest and premiums payable in connection with such extension, renewal or replacement, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable yield which does not exceed the yield of the Indebtedness being replaced by more than 2.0%, (iv) shall not contain any new requirement to grant any lien or security or to give any Guarantee that was not an existing requirement of such Indebtedness, and (v) after giving effect to such extension, renewal or replacement, no Default shall have occurred as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Interest” has the meaning set forth in Section 3.02(d).

“PIK Loan” has the meaning set forth in Section 3.02(d).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or (ii) is required to repay or prepay, in each case, all or any portion of the outstanding principal amount of the Loans pursuant to Section 3.01(a), Section 3.03(a) or Section 3.03(b), respectively.

“Prepayment Premium” means, with respect to any prepayment (or other payment) made prior to the scheduled Maturity Date of all or any portion of the outstanding principal amount of the Loans on any Prepayment Date, pursuant to Section 3.03(a) or Section 3.03(b) or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default) and occurring:

(i) on or prior to the first anniversary of the Closing Date, an amount equal to ten percent (10.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(ii) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to eighth percent (8.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iii) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to four percent (4.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date;

(iv) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount equal to two percent (2.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date; and

(v) after the fourth anniversary of the Closing Date, no Prepayment Premium will be payable.

“Product” means (i) those products set forth (and described in reasonable detail) on Schedule 2 to the Disclosure Letter, and (ii) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract under which one or more Persons grants or receives any right, title or interest with respect to the Product Development and Commercialization Activities of such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity. Notwithstanding the foregoing, in no event shall the term Product Agreement include any sales or customer agreements entered into in the ordinary course of business.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority, any Standard Body or any Notified Body necessary for the manufacture, ownership, use or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all Product Agreements, books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or useful for any Product Development and Commercialization Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Development and Commercialization Activities for any Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof o affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated or drawn, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated or drawn, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Recipient” means the Administrative Agent or any Lender.

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Referral Source” has the meaning set forth in Section 7.07(b).

“Reference Rate” means One-Month Term SOFR; provided that if One-Month Term SOFR can no longer be determined by the Administrative Agent for any reason (in its sole but reasonable discretion, which determination shall be conclusive absent manifest error), including as a result of the One-Month Term SOFR not being available or published on a current basis or as a result of the occurrence of a Reference Rate Transition Event, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the Wall Street Journal Prime Rate (unless otherwise agreed by the Administrative Agent and the Borrower).

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

(a) a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

(c) a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Refinanced Debt” means the Indebtedness and related obligations under the (i) Credit Agreement, dated as of November 3, 2022, by and among the Borrower, each other borrower from time to time party thereto, as borrowers, and Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL, as lender (as amended, restated or otherwise modified from time to time) and (ii) Loan and Security Agreement, dated as of November 3, 2022, by and among the Borrower, each lender from time to time party thereto and SLR Investment Corp., as collateral agent (as amended, restated or otherwise modified from time to time).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or Product Development and Commercialization Activities, including all Product Authorizations, IDEs and Device Marketing Applications held by any Obligor or any of its respective licensors, as applicable, or that are pending before the FDA or equivalent non-U.S. Governmental Authority with respect to the Products.

“Regulatory Authority” means any Governmental Authority (including the FDA and all equivalent Governmental Authorities having jurisdiction outside the U.S.) that has regulatory oversight with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Device, including any Product, of an Obligor.

“Related Fund” means, with respect to any Lender, any Fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, each of the chief executive officer, president or chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other Contract that prohibits or restricts (i) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof, (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(f), (i), (j), (k), (m) or (o) to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (z) customary prohibitions or limitations contained in any agreement related to any Asset Sale permitted pursuant to Section 9.09 pending the consummation of such Asset Sale to the extent such prohibitions or limitations apply solely to the assets subject to such Asset Sale), or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.

“Revenue” means, for any relevant fiscal period, consolidated total net revenues of the Borrower and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP consistent in all material respects with the preparation of the historical financial statements delivered to the Administrative Agent prior to the Closing Date.

“Revenue Covenant Default” has the meaning set forth in Section 10.03.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnified Party and any other holder of any Obligation.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property specified therein in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Securities Account” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form attached as Exhibits B, C, and D to the Security Agreement, entered into by one or more Obligors in favor of the Administrative Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to the Majority Lenders (and as amended, modified or replaced from time to time).

“Shortfall Revenue Amount” has the meaning set forth in Section 10.03(a).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities, but excluding accrued and unpaid dividends) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Specified Period” has the meaning set forth in Section 10.03(a).

“Specified Equity Offering” has the meaning set forth in Section 6.01(k).

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN, SCC and the like.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, in the case of either clause (i) or clause (ii), by the parent or one or more Subsidiaries of the parent. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a); provided that, notwithstanding anything to the contrary in any Loan Document, in no event will any Excluded Subsidiary be or be required to become a Subsidiary Guarantor.

“Substitute Lender” has the meaning set forth in Section 2.06(a).

“Summary of Terms” means the Proposal Letter, dated December 8, 2024, between the Borrower and Perceptive Advisors LLC, together with the Outline of Proposed Terms and Conditions attached thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any of its Subsidiaries or any ERISA Affiliate thereof or to which the Obligor or any of its Subsidiaries or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the Borrowings, the granting and perfection of the Liens created under and pursuant to the Loan Documents, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction, as may be modified from time to time.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant Certificate” means each Warrant Certificate in substantially the form of Exhibit K, executed and delivered by the Borrower to the Lender (or its designee) pursuant to Section 6.01(i) or Section 6.02(d), as amended or otherwise modified pursuant to the terms hereof or thereof.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Warrant Certificates.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP as applied in the preparation of the financial statements delivered pursuant to Section 6.01(d). Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) the word “will” shall have the same meaning as the word “shall”;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(l) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time;

(m) unless otherwise expressly provided in the relevant Loan Document, references to organizational documents, agreements (including the Loan Documents) and other Contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto not prohibited by the Loan Documents; and

(n) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Reference Rate Replacement. For purposes of this Agreement and each other Loan Document, the Obligors jointly and severally acknowledge and agree for the benefit of each Secured Party as follows:

(a) Upon the occurrence of an event of the type described in the first proviso of the definition of “Reference Rate”, the Administrative Agent will promptly notify the Borrower thereof and, as set forth in such proviso, the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to One-Month Term SOFR or any other rate referenced herein or in any other Loan Document or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to, or produce the same value or economic equivalence of, One-Month Term SOFR or have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability).

(b) There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability.

1.06 Equivalent Amounts. The applicable amount of any currency other than Dollars for purposes of the Loan Documents shall be such Equivalent Amount in Dollars as determined by the Administrative Agent.

SECTION 2

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, the Lenders agree to make the Initial Loan available to the Borrower in a single Borrowing on the Closing Date.

(b) On the terms and subject to the conditions of this Agreement, the Lenders agree to make the Delayed Draw Loan to the Borrower in a single Borrowing on the Delayed Draw Date.

(c) No amounts repaid or prepaid with respect to any Loan may be reborrowed.

2.02 Borrowing Procedures.

(a) At least three (but not more than ten) Business Days prior to the proposed Borrowing Date (or, in the case of the initial Borrowing Date, one Business Day prior to the Closing Date), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 noon Eastern time on a Business Day, shall be deemed to have been delivered on the next Business Day).

(b) Upon receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender thereof. No later than 12:00 Noon Eastern time on the anticipated Borrowing Date, each Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Loan to be made by such Lender.

2.03 Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Administrative Agent such promissory note(s) payable to the Lenders (or, if requested by the Lenders, to the Lenders and their registered assigns) and substantially in the form attached hereto as Exhibit C. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 14.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Any such notes shall include the following:

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. PROMPTLY UPON WRITTEN REQUEST FROM THE HOLDER OF THIS NOTE FROM TIME TO TIME, THE BORROWER AGREES TO PROVIDE TO SUCH HOLDER THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE BORROWER AT THE FOLLOWING ADDRESS: OUTSET MEDICAL, INC., 3052 ORCHARD DRIVE, SAN JOSE, CALIFORNIA 95134, ATTENTION: CHIEF FINANCIAL OFFICER.

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for (i) the repayment in full of the Refinanced Debt on the Closing Date, (ii) working capital and general corporate purposes, and (iii) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents and the Transactions contemplated hereby and thereby.

2.05 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and the Borrower, to be held in a non-interest bearing Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans (including interest thereon) of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.06 Substitution of Lenders.

(a) Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender, (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”) or (iii) requests compensation pursuant to Section 5.01 or Section 5.03, then (x) the Borrower may elect to pay in full such Affected Lender with respect to all Obligations (other than Warrant Obligations) owed to such Affected Lender or (y) the Borrower and the Majority Lenders shall mutually agree upon any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender.

(b) Procedure. To substitute such Affected Lender or pay in full all Obligations (other than Warrant Obligations) then due and payable owed to such Affected Lender, the Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations (other than Warrant Obligations) owing to such Affected Lender (which shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated or assumed by the Substitute Lender and (ii) in the case of any substitution of an Affected Lender, (x) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (y) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (z) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments and Prepayments Generally; Application.

(a) There will be no scheduled repayments of the principal on the Loans prior to the Maturity Date. On the Maturity Date the Borrower shall repay the entire remaining outstanding principal balance of the Loans, together with all accrued and unpaid interest and fees, including all applicable accrued and unpaid (or payable) Prepayment Premiums and accrued and unpaid interest thereon, as applicable, in full and in cash.

(b) The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars and no other currency. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall, upon election by the Majority Lenders with written notice to the Borrower (or, automatically, upon any Event of Default under Section 11.01(a), 11.01(b) and 11.01(h)), increase by 4.00% per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans (including interest accruing at the Default Rate) shall be payable in arrears on each Payment Date in cash, and upon the payment or prepayment of the Loans, in whole or in part (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand immediately following written notice thereof by the Administrative Agent or the Majority Lenders.

(d) PIK Interest Option. Any term or provision hereof to the contrary notwithstanding, all interest payable hereunder shall be payable in cash, except that, with respect to any Payment Date occurring on or prior to the second anniversary of the Closing Date, so long as no Event of Default has occurred and is continuing on such date, unless the Administrative Agent has been notified otherwise by the Borrower in writing not less than five (5) Business Days prior to such Payment Date, a portion of the interest (but only that portion) accruing for the Interest Period ending closest to such Payment Date equal to 1.50% per annum shall be paid “in kind” (“PIK Interest”); provided that (i) such PIK Interest shall only be applicable to interest that (x) is due and payable on such Payment Date and (y) has accrued during the Interest Period ending closest to such Payment Date, and (ii) the remainder of any interest due and payable on such Payment Date will continue to be due and payable in cash on such date. Any PIK Interest shall be capitalized and added to the outstanding principal amount of the Loans on such Payment Date, and such PIK Interest shall be deemed to be a Loan made hereunder by the Lender (a “PIK Loan”). The aggregate principal amount of any PIK Loan will be equal to the amount of such PIK Interest elected to be paid “in kind” by the Borrower on the applicable Payment Date. For purposes of this Agreement and the other Loan Documents, each PIK Loan will bear interest (which shall be due and payable) in accordance with this Section 3. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all interest must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest if (x) any Event of Default has occurred and is continuing on any Payment Date, or (y) the Payment Date occurs after the second anniversary of the Closing Date.

(e) Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

(f) Compensation for Losses. In the event of the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Lender for any loss, cost or expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.02(f) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day; provided that, in addition to the principal amount of the Loans so prepaid, the Borrower will pay to the Lenders on such Prepayment Date the sum of (x) the applicable Prepayment Premium on the principal amount of the Loans being so prepaid and (y) any accrued but unpaid interest on such principal amount of the Loans being so prepaid (such aggregate principal amount of the Loans being prepaid, plus the sum of clauses (x) and (y) above, being, the “Redemption Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three Business Days prior to the proposed date of prepayment. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the Prepayment Date, and, in reasonable detail, a calculation of the Prepayment Premium, if applicable, payable on such Prepayment Date in connection with such proposed prepayment. Each notice of optional prepayment shall be irrevocable once received by the Administrative Agent (but may be conditioned upon the consummation of another transaction).

(b) Mandatory Prepayments. Within ten (10) Business Days of the receipt by any Obligor of Net Cash Proceeds from the occurrence of any Casualty Event or Asset Sale (other than Asset Sales permitted pursuant to Section 9.09 (other than Section 9.09(h))), which, when taken together with all other Casualty Events and Asset Sales occurring since the Closing Date, results in Net Cash Proceeds in excess of $1,000,000 in the aggregate, the Borrower shall apply an amount equal to one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event or Asset Sale, as the case may be, to (i) the prepayment of outstanding Loans, (ii) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid and (iii) the payment of the Prepayment Premium. Such Net Cash Proceeds shall be allocated to such prepayment and payments such that the full amount of principal, interest and the Prepayment Premium, if applicable, payable hereunder shall be paid in full with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, within five (5) Business Days following the occurrence of any such Casualty Event or Asset Sale, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale or to the cost of purchase or constructing other assets useful in the business of the Borrower or another Obligor or business operating expenses (in the case of Net Cash Proceeds of business interruption insurance), then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose; provided that, in the event that Net Cash Proceeds have not been so applied within one hundred and eighty (180) days following the occurrence of such Casualty Event or Asset Sale, the Borrower shall make a mandatory prepayment of the Loans to be made in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds with respect to such Casualty Event or Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid and the applicable Prepayment Premium, if applicable, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the payment of the Prepayment Premium, if applicable, such that the full amount payable with respect to such mandatory prepayment is paid with such unused balance of Net Cash Proceeds.

(c) Prepayment Premium. Without limiting the foregoing, whenever any prepayment of Loans is made hereunder pursuant to Section 3.03(a) or Section 3.03(b) or otherwise, whether voluntary, involuntary, mandatory, as a result of a Default, acceleration or otherwise, or any other repayment, prepayment or cancellation of Loans is made or occurs at any time prior to the scheduled Maturity Date, a Prepayment Premium shall be payable in full in cash on the applicable Prepayment Date for such repayment, prepayment or cancellation, as the case may be.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated (at least five Business Days prior to the payment date) by the Administrative Agent by notice to the Borrower, not later than 2:00 p.m. (Eastern time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Insufficient Payments. Subject to Section 3.03(b) (with respect to the application of mandatory prepayment proceeds) and Section 11.03 (with respect to the application of any proceeds upon the occurrence and during the continuance of an Event of Default), if at any other time insufficient funds are received by or made available to the Administrative Agent or the Lenders, as the case may be, for purposes of fully paying all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied in accordance with clauses (a), (b), (c) and (d) of Section 11.03.

(c) Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable through the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. The Administrative Agent and each Lender agree promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, each Lender and each of their Affiliates under this Section 4.03(a) are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender and any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof or if later, the date such Lender becomes a party hereto, against assets of, deposits with or for the account of, or credit extended by, such Lender (or its lending office) or shall impose on such Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes) on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount deemed by such Lender to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or if later, the date such Lender became a party hereto), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has Knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans of such Lender shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation (other than the Warrant Obligations) shall be made without deduction or withholding for any Taxes, except as required by any applicable Law. If any applicable Law (as determined in the good faith discretion of the applicable Obligor) requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by any Law or as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any Foreign Lender shall deliver to the Borrower any forms and information necessary for the Borrower to comply with its obligations under FATCA, to establish that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA, or to determine the applicable withholding amount under FATCA, or to establish that such Foreign Lender is not subject to withholding tax under FATCA. For purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i) Survival. Each party’s obligations under this Section 5.03 shall (subject to Section 5.04) survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

5.04 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that if such Lender has not provided the appropriate notice within nine (9) months of the event or change giving rise to such increased cost or reduction, then the Borrower shall not be required to compensate such Lender pursuant to this Section 5.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Initial Loan. The obligation of each Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02(a), and the prior or concurrent satisfaction (or waiver in the Administrative Agent’s sole discretion) of each of the conditions precedent set forth below in this Article.

(a) Officer’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate from its jurisdiction of formation, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary, assistant secretary or a Responsible Officer of such Person as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Administrative Agent may conclusively rely until it shall have received a further certificate of the secretary, assistant secretary or Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(b) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date (the “Closing Date Certificate”), substantially in the form of Exhibit H, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(c) Delivery of Notes. Each Lender that has requested a Note shall have received a Note, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d) Financial Information, Etc. The Administrative Agent shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended on March 31, 2024, June 30, 2024 and September 30, 2024, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer of the Borrower, dated as of the Closing Date.

(f) Security Documents. The Administrative Agent shall have received executed counterparts of each Security Document and each other applicable Loan Document requested by the Administrative Agent to be delivered on the Closing Date, dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i) delivery of all certificates (in the case of Equity Interests that are securities (as defined in the NYUCC)) evidencing the issued and outstanding Equity Interests owned by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the NYUCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent in accordance with Articles 8 and 9 of the NYUCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements suitable in form for naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Lenders pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (other than Permitted Liens to the extent permitted to remain outstanding after the Closing Date) in any collateral described in the Security Agreement previously granted by any Person; and

(iv) all Short-Form IP Security Agreements, Real Property Security Documents and any other agreement, document or instrument required to be provided under any Security Document, duly executed and delivered by the applicable Obligors.

(g) Information and Collateral Certificate. The Administrative Agent shall have received an Information and Collateral Certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(h) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and its Subsidiaries made within a reasonable period of time prior to the Borrowing of the Initial Loan.

(i) Closing Date Warrant Certificate. The Initial Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Closing Date, exercisable in the aggregate into 5,625,000 shares of the Borrower’s common stock duly executed, delivered and validly issued by the Borrower.

(j) Minimum Liquidity Covenant Compliance. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Borrowing of the Initial Loan on the Closing Date, the Borrower will be in compliance with the covenant set forth in Section 10.01.

(k) Equity Offering. Concurrently or substantially contemporaneously with the funding of the Initial Loan, the Borrower shall have received at least $50,000,000 in gross cash proceeds from one or more issuances and sales of its Qualified Equity Interests on terms and conditions reasonably satisfactory to the Administrative Agent (the “Specified Equity Offering”), and shall have provided to the Administrative Agent evidence satisfactory to the Administrative Agent of such issuances and sales.

(l) Payoff of Refinanced Debt. The Refinanced Debt, together with all accrued and unpaid interest and related fees, costs and expenses, shall be, substantially contemporaneously with the funding of the Initial Loan, paid in full, and the Administrative Agent shall have received executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, providing for such payment in full (and irrevocable termination) of the Refinanced Debt and satisfactory arrangements shall have been made for the termination of all loan documents evidencing such Refinanced Debt and all Liens granted in connection therewith. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries shall not have any Indebtedness other than the Obligations and other Permitted Indebtedness.

(m) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(n) Opinion of Counsel. The Administrative Agent shall have received a legal opinion, dated the Closing Date and addressed to the Administrative Agent, from independent legal counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(o) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Closing Date pursuant to the Fee Letter (including the upfront fees related to each Loan), the Summary of Terms and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses) in excess of the Expense Deposit (if applicable).

(p) Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(q) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2023.

(r) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of each Obligor or any of its respective Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

6.02 Conditions to the Borrowing of the Delayed Draw Loan. The obligation of the Lenders to make the Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Borrowing Notice for such Delayed Draw Loan as required pursuant to Section 2.02(a), and the satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a) Delayed Draw Date. The Delayed Draw Date shall have occurred on or before July 14, 2027.

(b) Delayed Draw Certificate. The Administrative Agent shall have received a certificate, dated as of the Delayed Draw Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Delayed Draw Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall certify, represent and warrant, agree and acknowledge, among other things, that (i) both immediately before and after giving effect to the Delayed Draw Loan, (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects as of such date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall, in each case, be true and correct in all respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall remain true and correct in all respects as of such earlier date) and (y) no Default shall have then occurred and be continuing, or would result from the Delayed Draw Loan to be advanced on the Delayed Draw Date, and (ii) the conditions set forth in Section 6.02 have been satisfied (other than any conditions required to be satisfied by the Administrative Agent or the Lenders); provided that, with respect to the certification referenced in clause (x) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “the Delayed Draw Date”, and (2) the Borrower may supplement the Disclosure Letter, the Security Agreement Disclosure Letter (as defined in the Security Agreement) and the other Loan Documents as reasonably necessary in order for such certification to be true and correct; provided, further, that no such supplement shall be permitted in the event that the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted pursuant to this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents.

(c) Delayed Draw Borrowing Milestone. For any period of twelve consecutive months ended prior to the Delayed Draw Date, consolidated Revenue of the Borrower and its Subsidiaries shall be at least [***] and the Borrower shall have delivered evidence thereof reasonably satisfactory to the Administrative Agent.

(d) Delayed Draw Date Warrant Certificate. The Initial Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Closing Date, exercisable in the aggregate into 1,406,250 shares of the Borrower’s common stock with an exercise price equal to the average closing price of the Borrower’s common stock for the five (5) trading days immediately preceding the Delayed Draw Date, duly executed, delivered and validly issued by the Borrower.

(e) Delivery of Notes. Each Lender that has requested a Note shall have received a Note, dated as of the Delayed Draw Date, duly executed and delivered by a Responsible Officer of the Borrower.

(f) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2023.

(g) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Delayed Draw Date pursuant to the Fee Letter (including the upfront fees related to each Loan) and Section 14.03 (including the Administrative Agent’s and the Lenders’ reasonable and documented out-of-pocket legal fees and expenses).

(h) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

7.01 Power and Authority. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or equivalent power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing (in each case to the extent such concepts are applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or other equivalent action on the part of such Obligor and, if required, by all necessary shareholder action on the part of such Obligor. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (i) do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party on the part of any Obligor, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the Security Documents, (ii) will not violate any Law applicable to any Obligor or the Organic Documents of any Obligor or any order of any Governmental Authority binding on any Obligor, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, material agreement or other material Contract binding upon any Obligor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lenders certain consolidated financial statements as provided for in Section 6.01(d). Such financial statements, and all other financial statements delivered by the Borrower to the Administrative Agent (whether prior to the Closing Date or pursuant to Section 8.01) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements of the type described in Section 8.01(b). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements that are required to be reflected in the financial statements prepared in accordance with GAAP that are not so reflected.

(b) No Material Adverse Change. Since December 31, 2023, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Permitted Liens and except for minor defects in title that (i) do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Development and Commercialization Activities with respect to any of its Products.

(b) Intellectual Property.

(i) Schedule 7.05(b) to the Disclosure Letter contains, with respect to each Obligor and each of its Subsidiaries:

(A) a complete and accurate list of all Patents owned by any Obligor or any of its Subsidiaries, including the jurisdiction and patent or application number;

(B) a complete and accurate list of all Trademarks owned by any Obligor or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all applied for or registered Copyrights owned by any Obligor or any of its Subsidiaries.

(ii) Each Obligor is the sole and exclusive owner of all right, title and interest in and to the Obligor Intellectual Property that it owns or purports to own, with no breaks in chain of title and with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and each Obligor has the right to use all Obligor Intellectual Property. Without limiting the foregoing, and except as set forth in Schedule 7.05(b) to the Disclosure Letter:

(A) other than with respect to the Material Agreements, or as permitted by Section 9.02, Section 9.03 or Section 9.09 no Obligor nor any of its Subsidiaries has transferred ownership of Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.02, Section 9.03 or Section 9.09, there are no judgments, covenants not to sue, licenses, Liens (other than Permitted Liens), Claims, or other Contracts relating to any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict in any material manner any Obligor or any of its Subsidiaries with respect to any such Material Intellectual Property;

(C) neither the use by any Obligor or any of its Subsidiaries of any of such Person’s Intellectual Property, nor the operations by any such Person of its business, violates, infringes or interferes with or constitutes a misappropriation of any valid rights arising under any Intellectual Property of any other Person, other than any such violations, infringements, misappropriations and interferences that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(D) except as set forth in Schedule 7.05(b) to the Disclosure Letter, there are no pending or, to the Borrower’s Knowledge, threatened Claims (in writing) against any Obligor or any of its Subsidiaries asserted by any other Person relating to such Obligor’s or such Subsidiary’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property that could reasonably be expected to have a Material Adverse Effect; no Obligor nor any Subsidiary of such Obligor has received any written notice from any Person that such Obligor’s or such Subsidiary’s business, the use of such Obligor’s or such Subsidiary’s Intellectual Property, or the manufacture, use or sale of any Product or the performance of any service by any such Person infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E) except as set forth in Schedule 7.05(b) to the Disclosure Letter, to the Knowledge of such Obligor, no Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of such Obligor, and without limiting the foregoing, except as set forth in Schedule 7.05(b) to the Disclosure Letter, no Obligor nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; no Obligor nor any of its Subsidiaries has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F) all current and former employees and contractors of each Obligor who as part of their employment or engagement with such Obligor were or are involved in the creation or development of Obligor Intellectual Property have executed written confidentiality and invention assignment Contracts with the Borrower that irrevocably assign to the Borrower or its designee all of their rights to any Inventions relating to the Borrower’s business that are conceived or reduced to practice by such employees within the scope of their employment or by such contractors within the scope of their contractual relationship with the Borrower or any of its Subsidiaries, to the extent permitted by Law;

(G) the Obligor Intellectual Property is all the Intellectual Property necessary to make, use, sell or offer to sell any Products or service of the Borrower’s consolidated business as it is currently conducted or as currently contemplated to be conducted as of the date hereof;

(H) each Obligor and each of its Subsidiaries has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of Material Intellectual Property consisting of trade secrets and confidential information;

(I) each Obligor and each of its Subsidiaries has delivered to the Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property; and

(J) there are no pending or, to the Borrower’s Knowledge, threatened Claims against the Obligors or any of their Subsidiaries asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.

(iii) With respect to the Obligor Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b) to the Disclosure Letter, and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each of the issued claims in such Patents is valid and enforceable;

(B) the named inventors claimed in such Patents have executed written Contracts with the Borrower or the applicable Obligor or its predecessor-in-interest that properly and irrevocably assign to the Borrower, such Obligor or such predecessor-in-interest all of their rights, title and interest to any of the Inventions claimed in such Patents to the extent permitted by applicable Law;

(C) none of the Patents, or the Inventions claimed in them, have been dedicated to the public except for dedications that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(D) all prior art material to the Patents listed on Schedule 7.05(b) to the Disclosure Letter was adequately disclosed to the respective patent offices during prosecution of such Patents to the extent required by applicable Law;

(E) subsequent to the issuance of such Patents, neither any Obligor nor any of its Subsidiaries, nor any of their respective predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) except as expressly indicated on Schedule 7.05(b) to the Disclosure Letter, no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, opposition or any other post-grant proceedings, nor is there basis for any such interference, re-examination, opposition or any other post-grant proceedings;

(G) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor nor any of its Subsidiaries has received a written opinion of counsel, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I) no Obligor nor any of its Subsidiaries, nor, to the Knowledge of such Obligor, any prior owner of such Patents, or their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J) all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or its Subsidiary or would not reasonably be expected to result in a Material Adverse Change.

(c) Material Intellectual Property. Schedule 7.05(c) to the Disclosure Letter contains an accurate list of the Obligor Intellectual Property that is material to the Borrower’s current consolidated business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the Borrower’s Knowledge, threatened with respect to the Borrower of any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06(a) to the Disclosure Letter or (ii) that involves this Agreement or the Transactions.

(b) Environmental Matters. The operations and property of the Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against the Borrower or any of its Subsidiaries or, to the Borrower’s Knowledge, threatened against the Borrower or any such Subsidiary, and no significant unfair labor practice complaint is pending against the Borrower or any such Subsidiary or, to the Borrower’s Knowledge, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c) to the Disclosure Letter, neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreements or Contracts, no union representation exists on any facilities of the Borrower or any of its Subsidiaries and, to the Borrower’s Knowledge, no union organizing activities are taking place in respect thereof.

7.07 Compliance with Laws and Agreements.

(a) Each of the Obligors and its Subsidiaries is in compliance in all material respects with all applicable Laws and all Contracts binding upon it or its property (including with respect to each Product and all Product Development and Commercialization Activities); provided that, for purposes of this Section 7.07, the term “property” shall not include Intellectual Property, which is covered by Section 7.05.

(b) Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed by any Obligor or any of its Subsidiaries to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source by any Obligor or any of its Subsidiaries compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its respective Subsidiaries, directly or indirectly, has Guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any Referral Source including, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in such Obligor or such Subsidiary.

(c) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) all financial relationships between or among any Obligor or any of its Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state antikickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its respective Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries has, to the extent required by applicable Law, implemented policies and procedures designed to monitor, collect, and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and its implementing regulations and any applicable state disclosure and transparency laws.

(d) The Obligors and their Subsidiaries are in compliance with 21 CFR §§210-211 and 21 CFR §§600-610.

7.08 Taxes. Except as set forth on Schedule 7.08 to the Disclosure Letter, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all U.S. federal income tax returns and all other material state, local and foreign Tax returns and reports required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. None of the representations or warranties made by any Obligor in any of the Loan Documents to which it is a party, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Obligor in connection with the Loan Documents, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions it believed to be reasonable at the time (it being understood that such projected financial information is not reviewed as facts, and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material).

7.10 Regulation.

(a) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Borrower is (and, immediately after giving effect to any Borrowing and the use of proceeds thereof, will be) Solvent. The Obligors, taken as a whole, are (and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be) Solvent.

7.12 Equity Holders; Subsidiaries and Investments.

(a) Set forth on Schedule 7.12(a) to the Disclosure Letter is a complete and correct list of any direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(a) to the Disclosure Letter, and the percentage ownership by the Borrower (or any of its Subsidiaries) of each such Subsidiary is as shown in said Schedule 7.12(a) to the Disclosure Letter.

(b) Set forth on Schedule 7.12(b) to the Disclosure Letter is a complete and correct list of all other Equity Interests (other than Investments permitted under Section 9.05(d)) held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower. Such Schedule 7.12(b) to the Disclosure Letter also sets forth, in reasonable detail, the type of Equity Interest (other than Investments permitted under Section 9.05(d)) held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 Indebtedness and Liens. Set forth in the Information and Collateral Certificate is a complete and correct list of all (i) Indebtedness of the Borrower and each of its Subsidiaries outstanding and (ii) Liens granted by the Borrower and its Subsidiaries with respect to their respective property and outstanding.

7.14 Material Agreements. Set forth on Schedule 7.14 to the Disclosure Letter is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness (excluding the Loan Documents and any Material Indebtedness that will be repaid on the Closing Date pursuant to Section 6.01). Neither the Borrower nor any of its Subsidiaries is in material default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14 to the Disclosure Letter, all material vendor purchase Contracts and provider Contracts of the Borrower and each of its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to the Administrative Agent and the Lenders.

7.15 Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries is subject to any Restrictive Agreement, except those listed on Schedule 7.15 to the Disclosure Letter or otherwise permitted under Section 9.11.

7.16 Real Property. Neither the Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 to the Disclosure Letter.

7.17 Pension Matters. Schedule 7.17 to the Disclosure Letter sets forth a complete and correct list of, and that separately identifies, (i) any Title IV Plans (other than a 401(k) plan) and (ii) any Multiemployer Plans relating to any Obligor and each of its ERISA Affiliates. Each such Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Law so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each such Benefit Plan is in material compliance with applicable provisions of ERISA, the Code and any other applicable Law; (y) there are no existing or pending (or, to the Knowledge of the Borrower, threatened) Claims (other than Claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan with respect to which any Obligor or Subsidiary thereof has incurred or otherwise has or would reasonably be expected to have an obligation or any liability; and (z) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to any Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Except for such liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties legal, valid and enforceable security interests in the Collateral subject thereto to the extent required by the applicable Security Document, which security interests are perfected and first-priority (subject only to Permitted Liens).

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all Regulatory Approvals and Product Authorizations necessary or required for such Obligor and its Subsidiaries to conduct its operations and businesses in the manner currently conducted or as currently contemplated to be conducted as of the date hereof, including all Product Development and Commercialization Activities related thereto except where the failure to hold such Regulatory Approval or Product Authorization could not reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 7.19(b) to the Disclosure Letter is a complete and accurate list of all material Regulatory Approvals granted or held by each Obligor and each of its Subsidiaries, for the conduct of their business (including all Product Development and Commercialization Activities) and each of their Products (on a per Product basis). All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by such Obligors or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(c) (i) All material regulatory filings, notices, registrations, listings, reports and other Regulatory Approvals required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable Law, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable Law in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lenders all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d) Except as set forth on Schedule 7.19(d) to the Disclosure Letter, and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Development and Commercialization Activities comply in all material respects with (A) all applicable Law of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Product Authorizations and other Regulatory Approvals; (ii) no Obligor, nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any adverse inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Development and Commercialization Activities from any Regulatory Authority within the last three (3) years that assert lack of compliance with any applicable Law or Regulatory Approvals or other orders, injunctions, or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Development and Commercialization Activities lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the Knowledge of the Borrower, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Development and Commercialization Activities, and, to the Knowledge of any Obligor, there is no reasonable basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the Knowledge of the Borrower, any of their respective suppliers agents, licensors or licensees with respect to any Product or any Product Development and Commercialization Activities; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, reportable field corrections, market withdrawals, marketing approval or clearance suspensions, removals or similar action conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product or any Product Development and Commercialization Activities within the last three (3) years, (2) no such product recall, safety alert, reportable field correction, market withdrawal, marketing approval or clearance suspension, removal or similar action has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the Knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, reportable field correction, market withdrawal, marketing approval or clearance suspension, removal or similar action with respect to any Product or any Product Development and Commercialization Activities, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Development and Commercialization Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Development and Commercialization Activities, and, to the

Knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Development and Commercialization Activities or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries nor, to the Knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or suspended under any applicable Law.

(e) Neither any Obligor nor, to the Knowledge of such Obligor, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor or any of its Subsidiaries, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Regulatory Approvals and Product Authorizations. No Obligor nor any of its Subsidiaries has received any written notices or other correspondence from the FDA or any such other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product or any Product Development and Commercialization Activities.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20 to the Disclosure Letter or otherwise permitted under Section 9.10, neither the Borrower nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate during the three-year period prior to the Closing Date.

7.21 OFAC. No Obligor, nor any of its Subsidiaries, nor, to the Knowledge of the Borrower, any of their respective directors, officers or employees nor, to the Knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent and its Affiliates) of Sanctions.

7.22 Anti-Corruption. No Obligor, nor any of its Subsidiaries, nor, to the Knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the Knowledge of the Borrower, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 to the Disclosure Letter contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains Deposit Accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24 to the Disclosure Letter, no Obligor nor any of its Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) [Reserved].

(b) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (excluding the fourth fiscal quarter of any year), commencing with the fiscal quarter ended March 31, 2025, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer or the Designated Signatory of the Borrower stating that such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(c) As soon as available and in any event within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2024, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification (other than a going concern qualification arising solely as a result of (x) the pending maturity of the Loans or (y) an anticipated breach of the financial covenants set forth in Section 10) or other exception as to the scope of such audit.

(d) Together with the financial statements required pursuant to Sections 8.01(b) and (c), a compliance certificate of a Responsible Officer or the Designated Signatory as of the end of the applicable accounting period, substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by the Borrower’s auditors.

(e) As soon as available and in any event no later than one hundred twenty (120) days following the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2024), copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Board, for the then current fiscal year, in form reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Responsible Officer of the Borrower certifying (in his or her capacity as an officer of the Borrower and not in his or her individual capacity) that the projections on which such budget was based are based on reasonable estimates, information and assumptions at the time and that such Responsible Officer has no reason to believed that such projections are incorrect or misleading in any material respect.

(f) Within five (5) Business Days following the end of each calendar month, and from time to time upon the Administrative Agent’s written request at any time, proof of the Borrower’s compliance with Section 10.01.

(g) [Reserved]

(h) Promptly, and in any event within ten (10) Business Days after receipt thereof by any Responsible Officer of the Borrower, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor (other than routine comments on the Borrower’s public filings from the staff of the Securities and Exchange Commission).

(i) Promptly following the Administrative Agent’s request at any time, the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

(j) Promptly following the Administrative Agent’s reasonable request at any time, proof of the Borrower’s compliance with Section 10.02.

(k) As soon as possible and in any event within ten (10) Business Days after the Borrower obtains Knowledge of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $1,000,000, written notice thereof from a Responsible Officer of the Borrower which notice shall set forth in reasonable detail the basis for such return, recovery, dispute or Claim.

(l) Such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower and its Subsidiaries (including with respect to the Collateral) as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to clauses (b) and (c) of this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

Notwithstanding the foregoing, the Borrower acknowledges that the Administrative Agent or the Lenders may not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower covenants and agrees that, for purposes of both this Section 8.01 and Section 8.02 below, neither the Borrower nor any Person acting on its behalf will provide, or become obligated to provide, the Administrative Agent or any Lender or their respective representatives or agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Borrower in writing that it consents to receive such information; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (b), (c), (d), (h), and (l) of Section 8.01 and (ii) clauses (a), (i), (l), (m) and (l) of Section 8.02 shall be furnished and delivered to the Administrative Agent as provided herein whether or not such information qualifies as material non-public information.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly, but in any event within five Business Days (or within such applicable time period set forth in the individual clause), after a Responsible Officer of any Obligor first learns of the existence of:

(a) The occurrence of any Default.

(b) The occurrence of any event with respect to its property or assets resulting in an uninsured Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more.

(c) The occurrence of any event or circumstance giving rise to (or reasonably expected to give rise to) any environmental liability under applicable Environmental Laws resulting in an uninsured Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more, including any action, suit, Claim, notice of violation, hearing, investigation or proceeding pending, or, to the Knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Materials.

(d) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to Borrower’s Knowledge, affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or Material Regulatory Event.

(e) (i) Except to the extent it could not reasonably be expected to have a Material Adverse Effect, on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten Business Days, after any Responsible Officer of the Borrower knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) (i) The termination of any Material Agreement other than termination at the end of its term pursuant to its express terms; (ii) the receipt by the Borrower or any of its Subsidiaries of any material notice under any Material Agreement (and a copy thereof); (iii) the entering into of any new Material Agreement by an Obligor (and a copy thereof); or (iv) any material amendment to a Material Agreement (and a copy thereof), in each case of the foregoing clauses (i) through (iv), to the extent such disclosure is permitted under any applicable confidentiality restrictions thereof; provided that this Section 8.02(f) shall not apply to purchase orders placed by the Borrower or any of its Subsidiaries in the ordinary course of business.

(g) Within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, any material change in accounting policies or financial reporting practices by the Obligors; provided no such notice is required if such change is disclosed in such financial statements;

(h) Promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor.

(i) Any licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with (or as a result of) any infringement or alleged infringement by the Borrower or any of its Subsidiaries of the Intellectual Property of another Person.

(j) Concurrently with the delivery of financial statements under Section 8.01(c), the creation or other acquisition of any new Intellectual Property by the Borrower or any of its Subsidiaries after the date hereof and during such prior fiscal year which is registered or becomes registered by the Borrower or any of its Subsidiaries or the subject of an application for registration filed by the Borrower or any of its Subsidiaries with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(k) Prompt notice of any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering the Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

(l) Prompt notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

To the extent applicable, each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary so that (i) each such Obligor preserves, renews and keeps in full force and effect its legal existence and remains organized and validly existing under the Laws of its jurisdiction of organization, (ii) each such Person has all requisite corporate or equivalent power, and all Governmental Approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (iii) each such Person is qualified to do business and is in good standing (in each case to the extent such concepts are applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect and (iv) each such Person has full power, authority and legal right to perform its obligations under each Loan Document to which it is a party; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all income and other material Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, could become a Lien (other than a Permitted Lien) upon any properties or assets of the Borrower or any of its Subsidiaries, except to the extent such Taxes or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien unless such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP or are less than $500,000 in the aggregate at any time outstanding.

8.05 Insurance. Such Obligor will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent or the Majority Lenders, the Borrower shall furnish the Administrative Agent from time to time with (i) full information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) evidence from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ prior written notice to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or material reduction of coverages or amounts thereunder shall entitle the Majority Lenders after thirty (30) days have passed since receipt of such notice and the Borrower has taken no renewal action to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid within five (5) Business Days of such demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient to prepare financial statements in accordance with GAAP. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (excluding records subject to attorney-client privilege or subject to binding confidentiality agreements with third parties or to the extent prohibited by applicable Law), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and during normal business hours (but not more often than once a year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may request. The Obligors shall pay all costs of all such inspections conducted in accordance with this Section 8.06.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Law (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Such Obligor will, and will cause each of its Subsidiaries to, obtain and maintain all Regulatory Approvals and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, including the ownership and use of its Products and all Product Development and Commercialization Activities related thereto, in each case, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Action under Environmental Laws. Such Obligor will, and will cause each of its Subsidiaries to comply with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Such Obligor will take such action, and will cause each of its Domestic Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries other than Excluded Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Obligor or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary (other than any Excluded Subsidiary), within 45 days of such acquisition or formation (as such period of time may be extended by the Administrative Agent) such Obligor will (or will cause such Subsidiary to):

(i) cause such new Subsidiary (other than an Excluded Subsidiary) to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement;

(ii) subject to the limitations set forth in the Security Agreement, take such action or cause such Subsidiary (other than an Excluded Subsidiary) to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Liens) Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent such perfection actions are required to be taken pursuant to the Security Agreement;

(iii) subject to the limitations set forth in the Security Agreement, to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary; and

(iv) deliver such proof of corporate (or equivalent) action, incumbency of officers (or equivalent authorized persons), opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent or the Majority Lenders shall have reasonably requested.

(b) Further Assurances.

(i) Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement, subject to the limitations and qualifications set forth herein.

(ii) Without limiting the generality of the foregoing, but subject to the limitations and qualifications set forth in the Loan Documents, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Administrative Agent or the Majority Lenders to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property covered by the applicable Security Documents of such Obligor and its Subsidiaries as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements and limitations of the Security Documents.

(iii) In the event that the Borrower or any of its Subsidiaries acquires any real property with a value in excess of $1,000,000 during the term of this Agreement, the Borrower shall promptly notify the Administrative Agent and provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. Upon the request of the Administrative Agent, the Borrower or any such Subsidiary shall execute and deliver a mortgage with respect to such acquired real property to secure the Obligations.

(c) Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Administrative Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or Guarantee from, any newly acquired or created Subsidiary of the Borrower, or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Administrative Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or Guarantee, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Administrative Agent shall review and consider such request in good faith and, within five (5) Business Days of receipt of such request, the Administrative Agent shall determine in their sole but commercially reasonable discretion, and notify the Borrower of such determination, whether the Administrative Agent will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guarantee, as the case may be, has been waived by the Administrative Agent in accordance with this Section 8.12(c), such waiver may be terminated by the Administrative Agent if it determines in its sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guarantee is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12.

8.13 Termination of Non-Permitted Liens. In the event that the Borrower or any of its Subsidiaries shall become aware or be notified by the Administrative Agent or any Lender of the existence of any outstanding Lien against any asset or property of the Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrower shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property. In the event that the Obligors acquire or create Obligor Intellectual Property (other than Excluded Assets (as defined in the Security Agreement)) during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition or creation (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition or creation that such representations and warranties are brought down or made anew as provided herein).

8.15 Litigation Cooperation. The Borrower shall use its commercially reasonable efforts to make available to the Administrative Agent, without expense to the Administrative Agent, reasonable access to each Obligor and such Obligor’s officers, employees and agents and such Obligor’s books and records (excluding records subject to attorney-client privilege or subject to binding confidentiality agreements with third parties or to the extent prohibited by applicable Law), to the extent that the Administrative Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or any Lender with respect to any Collateral, the subject of any Loan Document or relating to any Obligor.

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Product Authorizations, Material Agreements, Material Intellectual Property and other material rights, interests or assets (whether tangible or intangible) necessary or required for such Person to conduct its operations and businesses, in each case in all material respects, including for any Product Development and Commercialization Activities related thereto, except, in the case of a Product Authorization, to the extent that failure to do so could not reasonably be expected to result in a Material Regulatory Event, (ii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any material infringement, material misappropriation or other material violation by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and pursue any such infringement or other violation, to the extent the Borrower deems it commercially reasonable to do so, (iii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or controlled by the Borrower or any other Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Development and Commercialization Activities, (iv) notify the Administrative Agent, promptly after learning of any warning letter or untitled letter issued by the FDA or any investigation or enforcement action is initiated by the Department of Justice or other investigatory or law enforcement body, (v) notify the Administrative Agent, promptly after learning of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Development and Commercialization Activities, or (y) any reasonable basis for any Governmental Authority to undertake or issue any such material action or item, in each case for clauses (x) and (y) to the extent such event could reasonably be expected to have a Material Adverse Effect, and (vi) except as set forth on Schedule 7.05(b), promptly after the Borrower’s Knowledge thereof, notify the Administrative Agent of (x) any written claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Development and Commercialization Activities) infringes any Intellectual Property of such Person, or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time such Obligor learned of such event, circumstance, act or omission.

8.17 ERISA Compliance. The Obligors will comply, and will cause each of their Subsidiaries to comply, in all material respects, with the applicable provisions of ERISA with respect to any Plans to which any Obligor or any of its Subsidiary thereto is a party as employer, except where such noncompliance could not reasonably be expected to cause any of the Obligors nor any of their Subsidiaries to have a Material Adverse Effect.

8.18 Cash Management. The Borrower will, and will cause each Subsidiary Guarantor to:

(a) maintain all Deposit Accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution that has executed and delivered to the Administrative Agent an Account Control Agreement; provided that no Account Control Agreement shall be required for any Excluded Account; and provided, further, that each such Deposit Account, disbursement account, investment account (or similar account) and lockbox, other than any Excluded Account (each, a “Controlled Account”), shall be part of the Collateral securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent over such Controlled Accounts;

(b) arrange for all cash, checks, drafts or other similar items of payment relating to or constituting Revenue generated by the Borrower or any Subsidiary Guarantor or otherwise received in respect of Product Development and Commercialization Activities of the Borrower or any Subsidiary Guarantor to be directly deposited into Controlled Accounts; and

(c) cause each Controlled Account, at all times, to be subject to a legal, valid and binding Account Control Agreement in favor of the Secured Parties; provided that upon prior written notice to the Administrative Agent, the Obligors may close any Controlled Account so long as the funds or assets therein are transferred to another Controlled Account; provided, further that, with respect to any account established after the Closing Date, the Obligors shall deliver the Account Control Agreement with respect to such account within 30 days after the opening of such account.

8.19 Intercompany Subordination Agreement. The Borrower shall cause each of its Subsidiaries, whether now existing or created or acquired in the future, to become party to the Intercompany Subordination Agreement.

8.20 Post-Closing Matters. To the extent not completed prior to the Closing Date, the Obligors shall satisfy the requirements set forth below on or prior to the dates set forth below (or such later date as the Administrative Agent shall agree in its sole discretion):

(a) The Obligors shall cause each Grantor party to the Security Agreement as of the Closing Date to use commercially reasonable efforts to execute and deliver a Landlord Consent, substantially in the form of Exhibit E to the Security Agreement (or another form reasonably acceptable to the Administrative Agent), with respect to any and all real property located in the United States with value of Collateral in excess of $1,000,000 leased by such Grantor within twenty (20) Business Days following the Closing Date.

(b) Within forty (40) Business Days following the Closing Date, the Obligors shall use commercially reasonable efforts to execute and deliver a Bailee Letter substantially in the form of Exhibit F to the Security Agreement (or another form reasonably acceptable to the Administrative Agent) for each location in the United States that is listed on Schedule 8.20(b) of the Disclosure Letter and has a value of Collateral in excess of $1,000,000.

(c) Within ten (10) Business Days following the Closing Date, the Administrative Agent shall have received customary insurance certificate, evidencing coverage maintained by the Obligors. All such insurance policies required pursuant to this Section shall name the Administrative Agent as lender loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation of the policies will be made without the prior written notice to the Administrative Agent.

(d) Within ten (10) Business Days following the Closing Date, the Borrower shall have delivered the following:

(i) evidence that all Deposit Accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts (other than Excluded Accounts) of each Obligor are Controlled Accounts; and

(ii) evidence that all such Controlled Accounts are subject to one or more Account Control Agreements.

SECTION 9

NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.13(a) to the Disclosure Letter and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Majority Lenders;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within 60 days of the due date therefor, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of Guarantees resulting from endorsement of negotiable instruments for collection by any Obligor or any of its Subsidiaries in the ordinary course of business;

(e) (i) Indebtedness of any Obligor owing to any other Obligor or any Subsidiary that is not an Obligor, (ii) Indebtedness of a Subsidiary that is not an Obligor owing to any other Subsidiary that is not an Obligor, and (iii) Indebtedness of Subsidiaries that are not Obligors owing to Obligors in an aggregate principal amount at any time outstanding not to exceed $1,000,000 (or the Equivalent Amount); provided that, in each case, any such Indebtedness is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(f) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (and related software) to be used in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) if any such financing is secured, the collateral therefor shall consist solely of the assets being financed pursuant to such financing (together with additions, accessions and improvements thereto), the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of all such Indebtedness incurred pursuant to this clause (f) shall not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time outstanding in the aggregate;

(g) Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(h) Deposits or advances received from customers in the ordinary course of business;

(i) Indebtedness incurred in connection with letters of credit that, if secured, are secured solely by cash or cash equivalents and issued on behalf of Borrower or any Subsidiary in the ordinary course of business in an aggregate amount outstanding not to exceed $5,000,000 at any time;

(j) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j) for all such new Subsidiaries shall not exceed $500,000 at any time outstanding;

(k) Indebtedness incurred in connection with corporate credit cards in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(l) Indebtedness in respect of any agreement providing for customary treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;

(m) other unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $500,000;

(n) Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(o) Indebtedness incurred under insurance premium financing in the ordinary course of business and which are payable within one (1) year, in each case in an amount not to exceed the amount of the applicable insurance premium in respect of any such policy plus interest and financing charges applicable thereto; and

(p) prior to the Closing Date, Refinanced Debt so long as such Refinanced Debt is repaid in full on the Closing Date.

provided that, no Indebtedness otherwise permitted by clauses (e)(iii), (j), and (m) of this Section 9.01 shall be assumed, created or otherwise incurred if an Event of Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien or security interest on any property or asset now or in the future owned by it or such Subsidiary, or except as permitted by Sections 9.09(b), (d) and (i), except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b) to the Disclosure Letter; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(f); provided that such Liens (i) are restricted solely to the property or assets described in such clause (f) and (ii) only secure the Indebtedness expressly permitted pursuant to such clause (f);

(d) Liens imposed by Law which were incurred in the ordinary course of business, including (but not limited to) carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due, or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Law; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits held in Deposit Accounts and on deposits and investments held in Securities Accounts made in the ordinary course of business;

(j) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(k) Liens consisting of judgment or judicial attachment Liens (other than for the payment of Taxes) that do not constitute an Event of Default under Section 11.01(i);

(l) leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business (excluding licenses relating to Intellectual Property) that do not have an adverse impact in any material respect on the business of the Borrower and its Subsidiaries, taken as a whole, or secure any Indebtedness;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(o) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder so long as (i) the underlying proposed transaction that is subject of such letter of intent or purchase agreement would, upon completion, constitute a Permitted Acquisition or otherwise be permitted pursuant to this Agreement, and (ii) any such Lien shall be limited solely to the cash deposit and no other assets or properties of the Borrower or any of its Subsidiaries;

(q) Liens existing on assets or property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of the Borrower, in each case after the date hereof, and including the replacement, modification, extension or renewal of any such Lien to the extent originally permitted by this clause upon or in the same assets or property in connection with the replacement, modification, extension or renewal of the Indebtedness secured thereby; provided that (i) the acquisition of such assets or property or the Person that becomes a Subsidiary of the Borrower shall qualify as a Permitted Acquisition, (ii) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (iii) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products of the originally secured assets or properties, (2) after-acquired property that is affixed or incorporated into the property covered by such Lien, (3) any other Permitted Lien and (4) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time) and (iv) any Indebtedness secured by any such Lien is permitted under Section 9.01;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Cash collateral to secure Indebtedness permitted under clauses (i), (k) and (l) of Section 9.01;

(t) other Liens securing obligations not exceeding $1,000,000.00 in the aggregate outstanding at any time;

(u) licenses of any Product or Intellectual Property that is permitted under Section 9.09 and Section 9.13(b);

(v) any interest or title of a lessor or sub-lessor under any lease to which an Obligor is a lessee or sub-lessee (other than a capital lease) or of a licensor or sub-licensor under any license to which an Obligor is a licensee or sub-licensee, in each case permitted by this Agreement; and

(w) prior to the Closing Date, Liens securing the Refinanced Debt.

provided that no Lien otherwise permitted under any of clauses (b) through (t) above shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) consummate any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Equity Interests other than Qualified Equity Interests, or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests in, or be a party to any acquisition of, any Person, except for the following (in each case to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a) Investments permitted under Section 9.05(e);

(b) (i) the merger, amalgamation, consolidation, liquidation or dissolution of any Subsidiary Guarantor with or into any other Obligor so long as an Obligor is the surviving or resulting entity, (ii) the merger, amalgamation, consolidation, liquidation or dissolution of any Subsidiary that is not an Obligor into an Obligor so long as an Obligor is the surviving or resulting entity, and (iii) the merger, amalgamation, consolidation, liquidation or dissolution of any Subsidiary that is not an Obligor with any other Subsidiary that is not an Obligor;

(c) (i) the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor and (ii) the sale, lease, transfer or other disposition by any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or any Subsidiary that is not an Obligor;

(d) the issuance, sale, transfer or other disposition of the Equity Interest of any Subsidiary to any Obligor or the issuance, sale, transfer or other disposition of the Equity Interests of any Excluded Subsidiary to any Obligor or other Subsidiary;

(e) Permitted Acquisitions; and

(f) Asset Sales permitted pursuant to Section 9.09 and outbound licenses permitted pursuant to 9.13(b).

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in or planned to be engaged in on the date hereof by the Borrower or and its Subsidiaries or a business reasonably related or incidental thereto or constituting a reasonable extension thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05 to the Disclosure Letter;

(b) operating Deposit Accounts and other investment accounts with banks and financial institutions that, with respect to Controlled Accounts, comply with Section 8.18;

(c) (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and (ii) prepaid royalties and expenses arising in the ordinary course of business;

(d) Permitted Cash Equivalent Investments and other Investments consisting of cash equivalents permitted by the Borrower’s investment policy at the time such Investments are made, as amended or otherwise modified from time to time; provided that for purposes of this Section 9.05 any such amendments or other modifications of such investment policy shall require the written approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(e) (i) Investments by any Obligor in any other Obligor, (ii) Investments by Subsidiaries that are not Subsidiary Guarantors in other Subsidiaries that are not Subsidiary Guarantors or in any Obligor, and (iii) Investments by Obligors in any Subsidiaries that are not Subsidiary Guarantors in an aggregate amount for all such Investments not to exceed $500,000 in the aggregate at any time outstanding;

(f) Hedging Agreements entered into in the Borrower’s ordinary course of business for the purpose of hedging interest rate or currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $500,000 (or the Equivalent Amount in other currencies);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) (i) employee loans, travel advances and Guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by Law) which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies) and (ii) non-cash loans to employees, officers or directors relating to the purchase of Qualified Equity Interests of the Borrower pursuant to employee stock plans approved by the Borrower’s Board of Directors;

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Sections 9.01(b), (d) or (e), or Section 9.03;

(k) non-cash Investments that are permitted under Section 9.13(b) in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of non-exclusive licensing of technology, the development of technology or the providing of technical support;

(l) Investments in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower; and

(m) Investments received in connection with Asset Sales permitted by Section 9.09 and made for fair market value; provided that the aggregate fair market value of all such Investments permitted by this clause (m) and made since the Closing Date shall not exceed $500,000 in the aggregate;

provided that, no Investment otherwise permitted by clauses (e)(iii), (l) and (m) of this Section 9.05 shall be made or assumed if an Event of Default has occurred and is then continuing or could reasonably be expected to result therefrom.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) dividends paid by any Subsidiary to any other Obligor or other Subsidiary that is the holder of such Subsidiary’s Equity Interests;

(d) the Borrower may make Restricted Payments (i) pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries or (ii) in connection with the satisfaction of withholding Tax obligations; provided that the aggregate amount of all such Restricted Payments permitted under clause (d)(i) shall not exceed $500,000 in the aggregate in any fiscal year of the Borrower;

(e) the Borrower may pay cash in lieu of the issuance of fractional shares;

(f) the Borrower may honor any conversion requests in respect of any convertible securities of the Borrower into Qualified Equity Interests of the Borrower pursuant to the terms of such convertible securities;

(g) the Borrower may honor any exercise request in respect of warrants to purchase Qualified Equity Interests of the Borrower pursuant to the terms of such warrants;

(h) the Borrower may agree to pay and accrue dividends on its Equity Interests payable other than in Qualified Equity Interests so long as the Borrower does not make actual payment of any such dividend until all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been paid in full; and

(i) so long as no Default exists or shall result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed $500,000 in the aggregate since the Closing Date.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness, (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(e), (iv) payments of Permitted Indebtedness solely in connection with any Permitted Refinancings thereof, (v) payments of Indebtedness permitted in reliance upon Section 9.01(c), (g), (i), (k) and/or (l), (vi) conversions of debt securities convertible into or exchangeable for Qualified Equity Interests and payments of cash in an aggregate amount not to exceed $100,000 in lieu of the issuance of fractional shares in connection therewith and (vii) repayment in full of the Refinanced Debt on the Closing Date.

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its property (including income, revenue accounts receivable (or in each case rights in respect thereof) and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clauses (d) and (h) below, the Obligors shall not, and shall not permit any of their Subsidiaries to, allow any such Asset Sale to occur if any Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such Asset Sale):

(a) sales and leases of inventory in the ordinary course of its business on ordinary business terms;

(b) the forgiveness, release or compromise of any amount owed to any other Obligor in the ordinary course of business;

(c) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d) (i) transfers of property by any Obligor to any other Obligor, (ii) transfers of property by any Subsidiary that is not a Subsidiary Guarantor to any Obligor or to any other Subsidiary that is not a Subsidiary Guarantor and (iii) transfers of property by Obligors to Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed $500,000 for all such transfers in any fiscal year of the Borrower;

(e) dispositions of any property that is surplus, obsolete or worn out or no longer used or useful in the business of the Obligors;

(f) in connection with any transaction permitted under Section 9.02, 9.03 or 9.05;

(g) transfers or the use of cash or cash equivalents in a manner not prohibited by this Agreement;

(h) other Asset Sales not exceeding $250,000 in the aggregate for all Obligors and their Subsidiaries in any fiscal year of the Borrower; and

(i) Asset Sales in the ordinary course of business to contract manufacturers or logistics providers to facilitate Product manufacturing and logistics services.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors;

(b) transactions between or among Obligors, on the one hand, and Subsidiaries that are not Obligors, on the other hand, and any other transactions permitted under Section 9.01, 9.05, 9.06 or 9.09; provided that the terms thereof are no less favorable (including the amount of cash received by any Obligor) to any Obligor than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower;

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business;

(d) any other transaction of the Borrower or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith) to the Borrower or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary, and (ii) of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary, as applicable, with another Person that is not an Affiliate of the Borrower or such Subsidiary, as applicable; and

(e) the transactions set forth on Schedule 9.10 to the Disclosure Letter.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents or, prior to the Closing Date, the documents governing the Refinanced Debt, and (ii) the Restrictive Agreements listed on Schedule 7.15 to the Disclosure Letter, which Restrictive Agreements may not be amended or otherwise modified without the consent of the Administrative Agent.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to,

(a) waive, amend, terminate, replace or otherwise modify, or fail to comply with, any term or provision of any Organic Document, in any manner that could be materially adverse to the interests of the Secured Parties in their capacities as such;

(b) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in any manner that is materially and negatively adverse to the Borrower and its Subsidiaries (taken as a whole) or the interests of the Secured Parties in their capacities as such;

(c) (x) take or omit to take any action that results in the termination of any Material Agreement or (y) take or omit to take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration (in each case, unless such terminated Material Agreement is replaced with another agreement that, viewed as a whole, is on equal or better terms for the Borrower or such Subsidiary), except in the case of either clause (x) or (y) to the extent such omission or action could not reasonably be expected to have or result in a Material Adverse Effect; or

(d) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any rights in or to any Material Intellectual Property or (y) take or omit to take any action that permits any rights in or to any Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, except as could not reasonably be expected to materially and adversely affect the Product Development and Commercialization Activities of the Borrower and its Subsidiaries.

9.13 Inbound and Outbound Licenses.

(a) Inbound Licenses. Except as disclosed on Schedule 9.13(a) to the Disclosure Letter, no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any inbound license agreement requiring any such Person, during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $1,000,000 for any such individual license or agreement, or in excess of $3,000,000 when taken together with all other such licenses agreements, unless (i) no Event of Default has occurred and is continuing at the time of entering into such license or shall result therefrom, (ii) the Borrower has provided prior written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s consolidated business or financial condition, (iii) such license or agreement has been approved pursuant to the Borrower’s internal customary approval process for inbound licenses, and (iv) the Borrower has taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected Lien on such license agreement for the benefit of the Secured Parties and the right to fully exercise its rights under any of the Loan Documents, including upon the occurrence and continuance of any Event of Default; provided that inbound licenses agreements that is commercially available to the public, including, without limitation, commercially available software, cloud and data services and enterprise management systems, shall not be prohibited by or subject to this clause (a).

(b) Outbound Licenses. Except as disclosed on Schedule 9.13(b) to the Disclosure Letter, no Obligor will, nor will it permit any of its Subsidiaries to, become or remain bound by any outbound license of Intellectual Property unless such outbound license (i) is duly authorized by the Borrower in accordance with its customary internal approval process for outbound licenses and is entered into on an arm’s-length basis and in the ordinary course of business, (ii) is entered into for the purpose of Product Development and Commercialization Activities with respect to a Product, (iii) does not otherwise constitute an Asset Sale prohibited under Section 9.09, (iv) to the extent such Intellectual Property subject to such outbound license constitutes Collateral, does not impair the Secured Parties from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of such Intellectual Property upon the exercise of remedies, (v) is exclusive only with respect to geographical locations outside of the United States and the European Union, and (vi) except for non-exclusive licenses granted in the ordinary course of business connection with the sale or lease of Products, is not perpetual.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14 to the Disclosure Letter, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person, and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance in all material respects with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that would reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that would, in the aggregate, reasonably be expected to cause any of the Obligors to incur a material liability. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that would reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times maintain a minimum aggregate balance of $10,000,000 in cash in one or more Controlled Accounts or accounts that will be subject to Account Control Agreements in compliance with Section 8.20(d), which cash and Controlled Accounts shall be free and clear of all Liens, other than Liens permitted under Section 9.02(a) and Section 9.02(i).

10.02 Minimum Revenue. On each calculation date set forth below (each, a “Calculation Date”), Revenue for the twelve consecutive month period ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Revenue
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

10.03 Right to Cure. In the event that the Borrower fails to comply with the financial covenant set forth in Section 10.02 (such resulting Event of Default, a “Revenue Covenant Default”), the Borrower shall have the right to cure such Revenue Covenant Default upon satisfaction of each of the following terms and conditions (the “Cure Right”):

(a) On or before the tenth (10th) Business Day following the fiscal quarter as to which the Revenue Covenant Default occurred (the “Specified Period”) the Borrower shall have delivered to the Administrative Agent an irrevocable written notice (a “Cure Notice”) setting forth (i) the actual amount of Revenue received as of the end of the Specified Period (such actual Revenue amount being the “Shortfall Revenue Amount”), and (ii) the Borrower’s intent to cure the Revenue Covenant Default (the date of delivery any such Cure Notice being a “Cure Election Date”); provided that in no event shall the Borrower be permitted to exercise Cure Rights hereunder (x) more than two (2) times for so long as this Agreement remains in force and effect and (y) in respect of consecutive fiscal quarters.

(b) In the event the Borrower delivers a Cure Notice, the Borrower shall, prior to the date that is ten (10) Business Days after the Cure Election Date (the “Cure Expiration Date”), issue and sell Qualified Equity Interests of the Borrower resulting in an amount of net cash proceeds to the Borrower equal to two times the difference between (i) the minimum Revenue amount required under Section 10.02 for the Specified Period and (ii) the Shortfall Revenue Amount. All such cash raised in connection with the exercise of a Cure Right shall be immediately deposited into a Controlled Account.

(c) Upon the Administrative Agent’s receipt of the Cure Notice, then, so long as no other Event of Default then exists, until the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and no Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of the applicable Revenue Covenant Default.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that, for the period of five (5) consecutive trading days immediately preceding the Cure Election Date, the Borrower’s Market Capitalization was at least $75,000,000.

Upon the Administrative Agent’s receipt of evidence reasonably satisfactory to it that each of the forgoing terms and conditions have been satisfied, including that the cash proceeds resulting from such issuance and sale of such Qualified Equity Interests have been deposited into a Controlled Account prior to the Cure Expiration Date, the Borrower shall be deemed to have complied with the financial covenant set forth in Section 10.02 for the Specified Period, and the Revenue Covenant Default shall be deemed cured for the purposes of this Agreement.

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay: (i) when and as the same shall become due and payable, any amount of principal of on the Loans, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) within three Business Days after the same shall become due and payable, any interest on the Loans.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by the Borrower or any Subsidiary pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.18, Section 9 or Section 10; provided that in the case of Revenue Covenant Default, such Event of Default shall be subject to the Cure Right.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of 30 or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur and continue beyond any applicable grace period, (ii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which any Obligor is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Obligor is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by such Obligor as a result thereof is greater than $1,000,000 or (iii) any event or condition occurs and continues beyond any applicable grace period (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to any Indebtedness that becomes due as a result of the voluntary sale or transfer of any property or assets constituting collateral for purposes of securing such Material Indebtedness so long as such Material Indebtedness is repaid in full substantially contemporaneously with such sale or transfer.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition by any Person (other than an Obligor) is filed, application made or other proceeding instituted against or in respect of any Obligor:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h) above.

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (to the extent not covered by (x) independent third party insurance as to which the insurer has been notified of the potential claim and has not disputed coverage and/or (y) contractual indemnities) shall be rendered against any Obligor or any of its Subsidiaries and the same shall remain undischarged, unsatisfied or undismissed for a period of 60 calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change, Etc. A Material Adverse Change or Material Regulatory Event shall have occurred.

(m) Impairment of Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occurs (i) any Lien created by any of the Security Documents over Collateral that, individually or in the aggregate, has a fair market value (as reasonably determined by the Administrative Agent) in excess of $10,000 shall at any time not constitute a valid and perfected (to the extent required by the Security Documents) Lien on the applicable Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) any material rights or remedies of the Secured Parties (or their ability to exercise such rights or remedies) as secured creditors under and pursuant to the Security Documents are diminished, impeded or otherwise impaired (including the exercise of acceleration, foreclosure and related rights upon the occurrence and continuance of an Event of Default), (iii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect (other than, in the case of clauses (i), (ii) and (iii) above, solely as the result of any action(s) taken by the Administrative Agent or the failure of the Administrative Agent to take any action(s) within its control, or any combination thereof, which does not arise from a breach of any Loan Document by an Obligor), or (iv) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, priority or enforceability of any such Lien, Loan Document or Guarantee.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor to the extent permitted by Law; and in case of an Event of Default described in Section 11.01(h), the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor to the extent permitted by Law.

11.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 14.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Obligations (including payment of the Prepayment Premium), in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 12

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each Lender hereby appoints Perceptive Credit Holdings IV, LP (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries party thereto, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under the Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding); provided that (x) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (y) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by a Obligor with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto to facilitate the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “Administrative Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waive to the extent permitted by applicable Law and shall not assert (and each Obligor shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or fraudulent conduct of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein; provided that the resignation of the Administrative Agent pursuant to Section 12.09 at any time, under any circumstance, shall not constitute grossly negligent or fraudulent conduct or behavior. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders).

With respect to each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert (and each Obligor shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 The Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests or the equivalents of, engage in any kind of business with, any Obligor, any Subsidiary of any Obligor or any Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor or any of its Subsidiaries) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor or any of its Subsidiaries), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than five Business Days’ prior written notice, the Administrative Agent may resign as the “Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than twenty (20) (or more than thirty (30)) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent who shall be reasonably acceptable to the Borrower; provided that if a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent.

(b) Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because such Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate), and such Liens shall be automatically released (to the extent not subordinated in the case of Section 12.10(b)(ii)) upon the following:

(a) any Obligor or any Subsidiary of any Obligor from its Guarantee of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent) or in a transaction permitted under Section 9.03, to the extent that, after giving effect to such Asset Sale or such transaction, such Subsidiary would not be required to Guarantee any Obligations pursuant to Section 8.12(a); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guarantees and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of this Agreement and the Loan Documents directly relating to the Collateral or any Lien granted hereunder or thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (ii) the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally Guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent or the Lenders by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive to the fullest extent permitted by applicable Law diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or the Lenders exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other Guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and the Lenders on demand for all reasonable and documented costs and expenses (including reasonable and documented fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their Guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the Guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213 to the extent permitted by such law.

13.07 Continuing Guarantee. The Guarantee in this Section 13 is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of Equity Interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Administrative Agent and the Administrative Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of Morrison & Foerster LLP, counsel to the Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, and (y) any such costs or expenses incurred after the Closing Date, including any costs or expenses relating to the negotiation or preparation of any modification, supplement, forbearance, consent or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); and (ii) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Exculpation, Indemnification, etc.

(i) In no event shall any party thereto, any successor, transferee or assignee of such party, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or Controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each party agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, each Lender, each of their respective successors, transferees or assigns and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and Controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or (y) a Claim by an Indemnified Party against another Indemnified Party not arising from any act or omission by an Obligor. This Section 14.03(b)(ii) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.

(iii) No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Party unless such settlement (x) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to the Administrative Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy. Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Administrative Agent and the other Indemnified Parties.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders; provided that:

(a) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by the Administrative Agent in addition to any signature otherwise required (provided that the Administrative Agent or the Majority Lenders may, in its or their sole discretion, provide any waiver for the benefit of Obligors in the form of an electronic mail);

(b) with respect to any amendment, modification, discharge, termination or waiver of this Agreement or any other Loan Document that would decrease the amount of any Lender’s Loans, reduce the fees payable to such Lender, reduce interest rates or other amounts payable with respect to such Lender’s Loans, extend any date fixed for payment of principal, interest or other amounts payable to such Lender relating to such Loans or extend the repayment dates of the Loans, the consent of such Lender shall be required;

(c) any amendment, modification, discharge, termination or waiver of any Security Document if the effect is to release a material part of the Collateral subject thereto (other than amendments, modifications, discharges, terminations or waivers that are permitted pursuant to the terms hereof or thereof) will require the consent of all Lenders; and

(i) amendments or waivers to this Section 14.04 will require the consent of all Lenders;

provided that, notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent. Any of the Lenders may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any of the Lenders may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person, other than a competitor of any Obligor) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower at any time; provided, further, that the assigning Lender shall provide a notice to the Borrower of such assignment promptly after such assignment. Subject to the recording thereof by the Lenders pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount (and stated interest) of the Loans owing thereto from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lenders in connection therewith. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (i) shall not be entitled to such benefits unless such Participant agrees, for the benefit of the Borrower, to comply with the documentation requirements of Section 5.03(f)(ii) as if it were a Lender and complies with such requirements, (ii) agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 14.05(b) and (iii) shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that (i) the sale of the participation to such Participant is made with the Borrower’s prior written consent and with disclosure in reasonable detail to the Borrower of any greater payment owed to such Participant, or (ii) the need for the greater payment results from a change in applicable Law after the Participant acquired the relevant participation.

(g) Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and 14.16, and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent Guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a Contract or other record and adopted by a Person with the intent to sign, authenticate or accept such Contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state Law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, neither the Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any process or summons in any other manner permitted by applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by applicable Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by applicable Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to so claim and hereby irrevocably waives to the fullest extent permitted by applicable Law such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement and any other Loan Document in accordance with its customary procedures for handling its own confidential information and use such information solely for purposes of the lending activities of the Administrative Agent and each Lender under the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b) that prior to such disclosure has agreed to keep the information confidential in accordance with this Section 14.16, (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates who have a need to know such information and who are instructed to keep such information confidential (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its

Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, (1) neither the Administrative Agent nor any Lender shall use any Obligor’s non-public information for the purposes of engaging in hedging, short-selling or other trading or investment activities of the Borrower’s Equity Interests and (2) unless specifically prohibited by applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority, regulatory authority, court or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than any Defaulting Lender) and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to an Affiliate of such Lender. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by applicable Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase US Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than US Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase US Dollars with such other currency. If the amount of US Dollars so purchased is less than the sum originally due to the Administrative Agent in US Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of US Dollars so purchased exceeds the sum originally due to the Administrative Agent in US Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 Sharing of Payments by Lenders. If any Lender obtains any payment in respect of any principal of or interest on any Loan made by it, whether voluntarily or involuntarily, by way of setoff, counterclaim or other remedial action, independent agreement with any Obligor or otherwise, resulting in such Lender’s receiving payment of a proportion of the aggregate outstanding amount of the Loans and accrued interest thereon being greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Proportionate Shares of the aggregate amount of outstanding principal of and accrued interest on the Loans.

14.20 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.22 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.23 Prepayment Premium. If the Loans are accelerated or otherwise become due prior to the Maturity Date, as a result of an Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the applicable Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to the scheduled Maturity Date, in respect of any Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of law)), the Prepayment Premium will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any such premium payable above shall be presumed to be the liquidated damages sustained by each Lender and each Obligor agrees that it is reasonable under the circumstances currently existing. THE OBLIGORS HEREBY, JOINTLY AND SEVERALLY, EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM. Each Obligor expressly agrees (to the fullest extent it may effectively do so) that: (i) the Prepayment Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (iv) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this Section.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

OUTSET MEDICAL, INC.

By	/s/ Nabeel Ahmed
Name: Nabeel Ahmed
Title: Chief Financial Officer

Address for Notices:

Outset Medical, Inc. 3052 Orchard Dr.
San Jose, California 95134
Attention: Nabeel Ahmed; John Brottem
Email: nahmed@outsemedical.com; jbrottem@outsetmedical.com

INITIAL LENDER AND ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS IV, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

Perceptive Credit Holdings IV, LP

c/o Perceptive Advisors LLC

51 Astor place, 10th floor

New York, NY 10003

Attn: Sandeep Dixit

Email: Sandeep@perceptivelife.com;

PCOFReporting@perceptivelife.com

With copies to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn: Mark S. Wojciechowski

Email: MWojciechowski@mofo.com

Schedule 1

to Credit Agreement

COMMITMENTS

INITIAL LOAN

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings IV, LP	$100,000,000	100%
TOTAL	$100,000,000	100%

DELAYED DRAW LOAN

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings IV, LP	$25,000,000	100%
TOTAL	$25,000,000	100%

S-1